Exhibit 99.1

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Maxygen Reports Second Quarter 2013 Financial Results

SAN MATEO, Calif., August 7, 2013 — Maxygen, Inc. (Nasdaq: MAXY), a biopharmaceutical company, today announced financial results for the quarter ended June 30, 2013.

Second Quarter 2013 Financial Results

Maxygen reported net loss attributable to Maxygen, Inc. of $3.2 million, or $0.12 per basic and diluted share, for the second quarter of 2013, compared to net income attributable to Maxygen, Inc. of $27.1 million, or $1.00 per basic and $0.99 per diluted share, for the same period in 2012. The net loss for the second quarter of 2013 was primarily driven by $3.0 million in operating costs incurred during the period. The net income for the second quarter of 2012 primarily reflects Maxygen’s receipt of the $30.0 million payment from Bayer HealthCare LLC in May 2012 in connection with the company’s sale of certain hematology assets to Bayer in July 2008.

Total operating expenses were $3.0 million in the second quarter of 2013, compared to $2.4 million in the second quarter of 2012. The increase in operating expenses was primarily attributable to an increase in employee severance costs, partially offset by a decrease in salary and related costs as a result of lower headcount and a reduction in consulting expenses.

At June 30, 2013, Maxygen held approximately $79.4 million in cash, cash equivalents and short-term investments. In addition, Maxygen continues to retain all rights to its MAXY-G34 product candidate, a next-generation pegylated, granulocyte colony stimulating factor.

Plan of Liquidation and Dissolution

During the second quarter, Maxygen announced that its Board of Directors approved the liquidation and dissolution of the company, subject to shareholder approval, and plans to distribute all available cash to its shareholders after making reasonable provision for known and potential liabilities and other obligations of the company. Maxygen will hold an annual meeting of its shareholders on August 12, 2013 to seek approval of the dissolution and filed a definitive proxy statement with the Securities and Exchange Commission on June 28, 2013.

The plan of liquidation and dissolution contemplates an orderly wind down of Maxygen’s business and operations. If Maxygen’s shareholders approve the dissolution, the company intends to file a certificate of dissolution with the Delaware Secretary of State, satisfy or resolve its remaining liabilities and obligations, including but not limited to contingent liabilities and claims, lease obligations, severance for terminated employees, and costs associated with the liquidation and dissolution, and make distributions to its shareholders of cash available for distribution, subject to applicable legal requirements. Upon the filing of the certificate of dissolution, Maxygen intends to close its stock transfer books, discontinue recording transfers of shares of its stock, and seek relief from certain of its reporting obligations under the Securities Exchange Act of 1934, as amended. Maxygen also plans to request that NASDAQ suspend trading of the company’s common stock on the NASDAQ Global Market effective at the close of business on the effective date of the certificate of dissolution and will seek to delist its shares of common stock from the NASDAQ Global Market as soon as practicable thereafter.

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Maxygen currently estimates that the aggregate amount of the initial liquidating distribution to shareholders will be between $68.2 million and $69.6 million, or between $2.45 and $2.50 per share, based on 27,788,749 shares of common stock outstanding as of July 31, 2013, provided that the Board may adjust such amount at a later date to ensure there is cash remaining to satisfy any potential liabilities. Maxygen expects to make the initial liquidating distribution as promptly as practicable after the filing of the certificate of dissolution. Additional liquidating distributions, which could total as much as approximately $0.09 per share, will be made as the required contingency reserves may be released over time.

In connection with the Board’s approval of the company’s dissolution, Mr. James Sulat resigned as the Chief Executive Officer and Chief Financial Officer of Maxygen, and as a member of the Board, on June 30, 2013. Maxygen’s Board of Directors appointed Mr. Isaac Stein, the Executive Chairman of the Board, to act as the company’s Chief Executive Officer and Chief Financial Officer.

Additional Information about the Proposed Plan of Dissolution and Where to Find it

This press release is for informational purposes only and does not constitute a solicitation of any vote or approval. In connection with the plan of dissolution, Maxygen filed a definitive proxy statement with the SEC on June 28, 2013 and has filed other relevant materials with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC (IF AND WHEN THEY BECOME AVAILABLE) BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT MAXYGEN AND THE PLAN OF DISSOLUTION. Shareholders may obtain a free copy of the proxy statement and the other relevant materials (when they become available), and any other documents filed by the company with the SEC, at the SEC’s web site at http://www.sec.gov. In addition, a free copy of the proxy statement and other documents filed with the SEC may also be obtained by directing a written request to: Maxygen, Inc., Attn: Secretary, 411 Borel Avenue, Suite 616, San Mateo, CA 94402, or by accessing the “Investor Relations” section of Maxygen’s website at www.maxygen.com. Shareholders are urged to read the proxy statement and the other relevant materials (if and when they become available) before making any voting or investment decision with respect to the plan of dissolution.

About Maxygen

Maxygen is a biotechnology company that has historically focused on the discovery and development of improved next-generation protein pharmaceuticals for the treatment of disease and serious medical conditions. Maxygen continues to retain all rights to its MAXY-G34 product candidate, a next-generation pegylated, granulocyte colony stimulating factor, or G-CSF, for the treatment of chemotherapy-induced neutropenia and acute radiation syndrome.

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Over the past several years, Maxygen has focused its efforts on maximizing stockholder value through sales, distributions and other arrangements involving various assets. The sale of Maxygen’s interests in Perseid to Astellas in May 2011, the company’s receipt of the final $30.0 million payment from Bayer in May 2012, and the company’s distribution in September 2012 of approximately $100.0 million in cash to stockholders have all been part of this multi-year process.

Since 2009, Maxygen has returned over $250.0 million in cash and property to its stockholders through stock repurchases and distributions of cash and Codexis common stock, and, as of June 30, 2013, the company held cash, cash equivalents and short-term investments totaling $79.4 million.

For more information, please visit our website at www.maxygen.com.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors and uncertainties, among others, could cause actual results to differ materially from those described in the forward-looking statements: the ability of the company to obtain shareholder approval of the proposed plan of liquidation and dissolution, the company’s ability to settle, make reasonable provision for or otherwise resolve its liabilities and obligations, including the establishment of an adequate contingency reserve; the precise nature, amount and timing of any distributions to shareholders; the possibility that any distributions to shareholders, including the proposed initial distribution could be diminished and/or delayed by, among other things, sales of our assets, claim settlements with creditors, unexpected or greater than expected expenses; the possibility that distributions to shareholders may take several years to complete; the possibility that the company’s Board of Directors could elect to abandon or delay implementation of the plan of liquidation and dissolution; the possibility that the company’s shareholders could be liable to company creditors in the event Maxygen fails to create an adequate contingency reserve to satisfy claims against the company; other statements contained in this press release regarding matters that are not historical facts; and economic, business, competitive, and/or regulatory factors affecting the business of Maxygen and the markets it serves generally, including those set forth in Maxygen’s most recent Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, to be filed with the SEC on the date hereof, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K and other SEC filings. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. In any forward-looking statement in which Maxygen expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Maxygen is under no obligation

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise, except to the extent required by applicable law.

Maxygen® is a trademark of Maxygen, Inc.

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2013	2012	2013
	(unaudited)		(unaudited)
Technology and license revenue	$30,000	$—	$30,006	$3
Operating expenses:
Research and development	—	2	65	4
General and administrative	2,418	2,990	5,185	5,141

Total operating expenses	2,418	2,992	5,250	5,145
Income (loss) from operations	27,582	(2,992)	24,756	(5,142)
Gain on distribution of equity securities	68	37	143	60
Interest and other income (expense), net	(10)	(243)	169	(247)

Income (loss) before income taxes	27,640	(3,198)	25,068	(5,329)
Income tax expense	(70)	—	(70)	—

Net income (loss)	27,570	(3,198)	24,998	(5,329)
Net income attributable to non-controlling interests	450	—	450	—

Net income (loss) attributable to Maxygen, Inc.	$27,120	$(3,198)	$24,548	$(5,329)

Basic net income (loss) per share attributable to Maxygen, Inc.	$1.00	$(0.12)	$0.90	$(0.19)
Diluted net income (loss) per share attributable to Maxygen, Inc.	$0.99	$(0.12)	$0.90	$(0.19)
Shares used in basic net income (loss) per share calculations	27,250	27,581	27,241	27,549
Shares used in diluted net income (loss) per share calculations	27,388	27,581	27,424	27,549

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Consolidated Balance Sheet Data

(in thousands)

	December 31,	June 30,
	2012 (Note 1)	2013 (Unaudited)
Cash, cash equivalents and short-term investments	$82,780	$79,383
Available-for-sale investment in equity securities	76	22
Prepaid expenses and other assets	365	286

Total assets	$83,221	$79,691

Distribution payable	$1,285	$607
Other liabilities	1,749	2,872
Stockholders’ equity	80,187	76,212

Total liabilities and stockholders’ equity	$83,221	$79,691

Note 1: Derived from consolidated audited financial statements as of December 31, 2012.

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Contact:

Adriann Poat

Adriann.poat@maxygen.com

650.241.2303